Exhibit 99.4








                                      FORM

                                       OF

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                            SERIES B PREFERRED STOCK

                                       OF

                            FOAMEX INTERNATIONAL INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)




                           ---------------------------
            Foamex International Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board of Directors") as required by Section 151 of the General Corporation Law at a meeting duly called and held on June 30, 2000:

            RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the "Charter"), the Board of Directors hereby creates a series of Preferred Stock, par value $1.00 per share, of the Corporation, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof (in addition to the provisions set forth in the Charter which are applicable to the Preferred Stock of all classes and series) as follows:

            SECTION 1.  DESIGNATION AND AMOUNT. The shares of such series shall
                        ----------------------
be designated as "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 15,000.

            SECTION 2.  RANK. The shares of Series B Preferred Stock shall rank,
                        ----
with respect to the payment of dividends and the distribution of assets, (i) senior to (x) the Series A Preferred Stock, par value $1.00 per share, hereafter created in connection with a Shareholders Rights Plan providing for the issuance of such Series A Preferred Stock under certain circumstances and (y) any other class of Preferred Stock hereafter created, and (ii) senior to the Common Stock, par value $.0l per share, of the Corporation (the "Common Stock"). The securities described in clauses (i) and (ii) are referred to herein as "Junior Stock".


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            SECTION 3.        DIVIDENDS AND DISTRIBUTIONS.
                              ---------------------------
            (a) The holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock, and of any other Junior Stock, shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for the purpose, cash dividends in an amount per share (rounded to the nearest cent), subject to the provisions for adjustment set forth in Section 7, equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend or distribution payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock.

            (b) The Corporation shall declare a dividend or distribution on the shares of Series B Preferred Stock as provided in paragraph (a) of this
Section 3 immediately after it declares such dividend or distribution on the Common Stock (other than a dividend or distribution payable in shares of Common Stock) and shall pay such dividend or distribution on the shares of Series B Preferred Stock immediately before paying any dividend or distribution on the Common Stock (other than a dividend or distribution payable in shares of Common Stock).

            (c) The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof and in the case of dividends and distributions declared pursuant to paragraph (b) of this Section 3, shall be the same date as the record date for the determination of holders of Common Stock entitled to receive payment of a dividend or distribution triggering declaration of the dividend or distribution declared pursuant to paragraph (b) of this Section 3.

            (d) Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time payable on such shares shall be allocated pro rata on a share by share basis among all such shares at the time outstanding.

            SECTION 4.        LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any
                              ---------------------------------------
liquidation, dissolution or winding up of the Corporation (which shall not include any transaction covered by Section 5), no distribution shall be made to the holders of any Junior Stock (either as to dividends or upon liquidation, dissolution or winding up) unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received an amount per share, subject to the provisions for adjustment set forth in Section 7, equal to $100, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, that the holders of shares of
                                       --------
Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock.

            SECTION 5.        CONSOLIDATION, MERGER, ETC. In case the
                              --------------------------
Corporation shall enter into any consolidation, merger, combination, exchange or other transaction in which the Common Stock is exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be


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


similarly exchanged or changed in an amount per share, subject to the provisions for adjustment set forth in Section 7, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

            SECTION 6.        CONVERSION.
                              ----------
            (a) Any holder of shares of Series B Preferred Stock shall have the right, at its option, at any time, to convert, for no further consideration, subject to the provisions for adjustment set forth in Section 7 and the proviso set forth below, any or all of such holder's shares of Series B Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (x) the number of shares of Series B Preferred Stock being so converted multiplied by (y) 100; provided that, until the termination
                                          --------
of (a) the Credit Agreement, dated as of June 12, 1997, as amended and restated as of February 27, 1998, as further amended and restated as of June 29, 1999, as amended or as may be amended, among Foamex L.P., FMXI, Inc., the lenders named therein, the issuing banks named therein, and Citicorp USA, Inc. and The Bank of Nova Scotia, as administrative agents (the "Foamex L.P. Credit Agreement"), (b) the Credit Agreement, dated as of February 27, 1998, as amended or as may be amended, among Foamex Carpet Cushion, Inc., the lenders named therein, the issuing banks named therein, and Citicorp USA, Inc. and The Bank of Nova Scotia, as administrative agents (the "Foamex Carpet Credit Agreement"), (c) the Indenture, dated as of June 12, 1997, as supplemented from time to time, by and among Foamex L.P., Foamex Capital Corporation, General Felt Industries, Inc., Foamex Fibers, Inc. and The Bank of New York, as trustee (the "June 1997 Indenture") and (d) the Indenture, dated as of December 23, 1997, as supplemented from time to time, by and among Foamex L.P., Foamex Capital Corporation, General Felt Industries, Inc., Foamex Fibers, Inc., Foamex LLC, Crain Holdings Corp. and the Bank of New York, as trustee (the "December 1997 Indenture" and, together with the Foamex L.P. Credit Agreement, the Foamex Carpet Credit Agreement and the June 1997 Indenture, the "Credit Agreements and Indentures") or until amendments to the Credit Agreements and Indentures, including amendments to Section 11.01(m) of the Foamex L.P. Credit Agreement,
Section 11.01(l) of the Foamex Carpet Credit Agreement, Section 4.15 of the June 1997 Indenture, and Section 4.15 of the December 1997 Indenture, eliminate the consequences on a "change in control", such conversion would not result in any holder of shares of Series B Preferred Stock becoming, after giving effect to such conversion, the Beneficial Owner (as defined below) of 25% or more of the Voting Stock (as defined below) of the Corporation. For purposes of this Certificate of Designations, "Voting Stock" and "Beneficial Owner" each have the meaning set forth in the Foamex L.P. Credit Agreement and the Foamex Carpet Credit Agreement.

            (b) Notwithstanding any limitation contained in paragraph (a) of this Section 6, in the event of any offer or series of related offers to purchase or exchange any shares of Common Stock, the consummation of which would result in an aggregate of 25% or more of the then outstanding Common Shares being purchased or exchanged, which offer or series of related offers do not include an offer for the Series B Preferred Stock that is at least, per share, equal to 100 times the consideration per share offered for the Common Stock, any holder of the Series B Preferred Stock shall have the right, at its option, beginning not less than five business days prior to the publicly announced expiration of such offer, to convert, for no further consideration, subject to the provisions for adjustment set forth in Section 7, any or all of such holder's shares


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


of Series B Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (X) the number of shares of Series B Preferred Stock being so converted multiplied by (Y) 100.

            (c) The issuance by the Corporation of shares of Common Stock upon a conversion of Series B Preferred Stock into shares of Common Stock shall be effective as of the surrender of the certificate or certificates for the Series B Preferred Stock (or depositary receipts issued pursuant to Section 11 hereof) to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto). On and after the effectiveness of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock whether or not the Corporation has complied with the provisions hereof.

            SECTION 7.        EFFECT OF COMMON STOCK SPLITS, ETC. In the event
                              ----------------------------------
the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of it dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under Sections 3, 4, 5 or 6 shall be adjusted by multiplying each such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            SECTION 8.        REDEMPTION.  The shares of Series B Preferred
                              ----------
Stock shall not be redeemable.

            SECTION 9.        VOTING RIGHTS. Holders of shares of Series B
                              -------------
Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation, except as otherwise required under Delaware law. Except as set forth herein, or as otherwise provided by Delaware law, holders of shares of Series B Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

            SECTION 10.       CERTAIN RESTRICTIONS. Whenever dividends or
                              --------------------
distributions payable on the shares of Series B Preferred Stock as provided in
Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any Junior Stock; or

                 (ii) redeem, purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of shares of the Corporation upon such terms as the Board of Directors, after con-


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


            sideration of the respective annual dividend rates and the relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            SECTION 11.       FRACTIONAL SHARES. The Corporation may issue
                              -----------------
fractions and certificates representing fractions of shares of Series B Preferred Stock in integral multiples of 1/100th of a share of Series B Preferred Stock, or in lieu thereof, at the election of the Board of Directors at the time of the first issue of any shares of Series B Preferred Stock, evidence such fractions by depositary receipts, pursuant to an appropriate agreement between the Corporation and a depository selected by it; provided that
                                                                   --------
such agreement shall provide that the holders of such depositary receipts shall have all rights, privileges and preferences to which they would be entitled as beneficial owners of shares of Series B Preferred Stock. In the event that fractional shares of Series B Preferred Stock are issued, the holders thereof shall have all the rights provided herein of holders of full shares of Series B Preferred Stock in the proportion which such fraction bears to a full share.

            SECTION 12.       REACQUIRED SHARES. Any shares of Series B
                              -----------------
Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

            SECTION 13.       RESERVATION. The Corporation shall at all times
                              -----------
reserve and keep available out of its authorized and unissued shares of Common Stock, solely for issuance upon the conversion of the Series B Preferred Stock, free from any preemptive rights or other obligations such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all of the Series B Preferred Stock outstanding.

            SECTION 14.       AMENDMENT. The Certificate of Incorporation of the
                              ---------
Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.


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


            IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its [Title] and attested by its Secretary this 31st day of October, 2000.
----
                                    FOAMEX INTERNATIONAL INC.


                                    By: /s/ G. L. Karpinski
                                        ---------------------------------------
                                        Name:  G. L. Karpinski
                                        Title: Sr. Vice President

ATTEST:




/s/ Gregory J. Christian
------------------------------
Name:  Gregory J. Christian
Title: Secretary









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